Cypress Energy Partners, L.P. 8-K

EXHIBIT NO. 99.1

Cypress Energy Partners, L.P. Announces Fourth Quarter 2017 Results

TULSA, Oklahoma -- (BUSINESS WIRE)—March 22, 2018

Cypress Energy Partners, L.P. (“CELP”) (NYSE:CELP) today reported:

●	Forty new inspection customers added in 2017, seven of which CELP won in the fourth quarter;

●	30.2% increase in Net Income Attributable to Limited Partners in the fourth quarter compared with the corresponding period in 2016;

●	$24.5 million of cash as of December 31, 2017 (on a consolidated basis), an increase of 27.4% from the third quarter of 2017;

●	Coverage ratio of 1.28x, down slightly from the ratio of 1.37x in the third quarter of 2017;

●	Cash distribution of $0.21 per unit, consistent with the last three quarters; and

●	New three-year credit facility and commitment to invest up to $50.0 million in equity to deleverage balance sheet.

Peter C. Boylan III, CELP’s Chairman and Chief Executive Officer, stated “2017 represented a turning point for CELP relative to the bottom of the downturn experienced in the second quarter of 2016. For our Pipeline Inspection Services and Integrity Services segments, revenues, margins, and margin percentages were higher in the second half of 2017 than they were in the first half of 2017. This is generally consistent with the seasonality inherent in our business, in which the third and fourth quarters of each year are generally the strongest quarters of the annual business cycle due to weather, fourth quarter holidays, and our clients’ budgeting cycles. During 2017, customer spending was generally higher than the prior year and many new projects have been announced by several clients. Demand remains strong for inspection and integrity services. Pipeline Inspection and Integrity services represented approximately 97% of our revenues and approximately 85% of our gross margin in 2017.”

Mr. Boylan continued, “Revenues from our 51%-owned Integrity Services segment were higher in the fourth quarter of 2017 compared with the third quarter of 2017, as our utilization rate significantly improved, and our backlog increased. We continue to bid on a substantial amount of upcoming work and remain focused on winning more of these bids. We ended 2017 with a backlog of over $2.8 million, which was materially higher than the backlog at December 31, 2016. We are also continuing to evolve our business strategy to focus more on maintenance and integrity work directly for the owners of pipelines, as opposed to new construction work that can frequently get delayed for various reasons.

“Revenues from our Water & Environmental Services segment were 15.3% higher in the fourth quarter of 2017 than in the third quarter of 2017, despite two facilities that have not yet reopened following lightning strikes and fires in 2017. Our Orla facility in Reeves County, Texas in the Delaware basin will reopen for regular business in the next 30 days. In January 2018, we completed two pipelines that connect large multi-well pads into one of our facilities in the Bakken for a large public energy company who provided us with a long-term contract and acreage dedications. In 2018, we plan to focus on additional midstream pipeline water opportunities.

“We continue to search for attractive acquisition opportunities to supplement our organic growth opportunities. In 2017, our team considered over twenty-five potential acquisition opportunities in a very competitive environment. In January 2018, we terminated discussions on a large opportunity in the Permian. Future areas of focus continue to be inspection and integrity services, traditional midstream opportunities, chemicals, and logistics. Our sponsor and its affiliates remain willing to deploy capital to assist us in acquiring attractive assets that may be larger than what we can currently acquire independently, with plans to offer those assets to us as drop-down opportunities. We remain focused on a disciplined and conservative approach to evaluating acquisition opportunities and believe that patience and perseverance will ultimately be rewarded.

“We continue to believe the long-term increasing demand for inspection and integrity services and water solutions remains solid, despite our relatively slow pace of recovery from the multi-year downturn. Our business is less correlated to drilling rig counts than many other service companies.”

Refinancing

In March 2018, CELP successfully negotiated commitments for a new three-year credit facility with its existing bank group to replace the current facility that expires later this year. The new $80.0 million credit facility also has a $20.0 million accordion feature (for a total of $100.0 million), exclusive of other banks that may yet join the credit facility. Under the new credit facility, CELP will borrow at closing 3.75x its trailing twelve-month adjusted EBITDA as defined in the new credit agreement. The new facility would have customary covenants, including but not limited to, a maximum leverage ratio of 4.0x adjusted EBITDA and a minimum interest coverage ratio of 3.0x adjusted EBITDA. The details will be included in our 10-K filing. The bank group required a substantial reduction in our outstanding debt to reduce leverage to 3.75x. As previously disclosed, this can be accomplished through a combination of improved earnings, divestitures, use of excess cash, and the issuance of additional equity. The lenders also required that our sponsor, Cypress Energy Holdings, LLC (“CEH”) or one of its affiliates, provide this equity commitment as a condition of the refinancing commitment.

We accomplished this successful refinancing by receiving a commitment from an affiliate of CEH to invest up to $50.0 million in a preferred public investment in private equity (“PIPE”) necessary to reduce indebtedness. We believe the terms are more attractive to CELP than what it would receive from unaffiliated third parties. Favorable terms include but are not limited to an attractive payment-in-kind (“PIK”) option, coupon, conversion premium, and redemption features. The Conflicts Committee of CELP’s board of directors and its advisors negotiated the terms of the PIPE to ensure fairness of this related-party equity investment required by the bank group. The terms of the new PIPE will also be disclosed in our 10-K filing. Additionally, CELP has retained a financial advisor to shop the market to determine if more favorable PIPE terms can be obtained from an independent third party, and to explore strategic alternatives to determine if any more attractive transformational opportunities exist. The Conflicts Committee would likely be involved in the approval of any strategic alternative that includes a related-party transaction. The substantially lower leverage should materially reduce interest expense, improve distributable cash flow, and position CELP to increase the size of the facility when CELP finds a suitable acquisition opportunity.

We repaid $4.0 million of principal on our revolving credit facility in January 2018 through the sale of our saltwater disposal facility in Pecos, Texas. We were able to obtain an attractive price and retain a perpetual royalty on the facility. CELP also plans to use approximately $7.0 million of existing cash on hand to further reduce indebtedness at the closing of the new credit facility. The combination of these events should allow us to reduce our outstanding debt balance approximately 44% from $136.9 million to approximately $76.1 million and our net debt by approximately 48% to approximately 3.0x trailing adjusted EBITDA at closing.

Mr. Boylan further stated, “We believe this new credit facility and very favorable PIPE commitment from an affiliate of our sponsor will support our current business requirements until we find an accretive acquisition opportunity, at which time we will likely expand or refinance this facility to accommodate the transaction. We will also fully check the market to ensure that no better alternative is available. In addition to the material support provided above, our sponsor provided another $4.1 million of support during 2017 at no charge to our unitholders, reconfirming the fact that its interests are fully aligned with our unitholders as a result of their approximate 64.0% ownership in CELP. We believe that our stronger balance sheet with less debt as the result of the PIPE will allow us to support the current distribution and ultimately position us to begin growing the distribution again.”

Fourth Quarter:

●	Revenue of $69.4 million for the three months ended December 31, 2017, compared with $77.7 million for the three months ended September 30, 2017, representing a 10.7% decrease as is common with our seasonality. In the fourth quarter of 2016, revenue was $70.4 million.

●	Gross margin of $9.3 million or 13.4% for the three months ended December 31, 2017, compared to $9.4 million or 12.1% for the three months ended September 30, 2017. Gross margin was $10.4 million or 14.8% in the fourth quarter of 2016 primarily driven by a customer retroactive payment in 2016 that distorted margins in that quarter.

●	Net income of $1.9 million for the three months ended December 31, 2017, a 245.0% increase compared to $0.6 million for the three months ended September 30, 2017. Net income was $1.8 million for the fourth quarter of 2016.

●	Net income attributable to CELP limited partners of $3.1 million for the three months ended December 31, 2017, compared to $1.6 million for the three months ended September 30, 2017, representing a 96.8% increase. Net income attributable to CELP limited partners was $2.4 million for the fourth quarter of 2016.

●	Adjusted EBITDA of $4.5 million for the three months ended December 31, 2017 (including non-controlling interests and amounts attributable to our general partner), compared to $4.5 million for the three months ended September 30, 2017 (including non-controlling interests and amounts attributable to our general partner). Adjusted EBITDA was $6.9 million for the fourth quarter of 2016 (including non-controlling interests and amounts attributable to our general partner), with the difference being driven by a combination of sponsor support and a customer’s retroactive payment for services previously rendered.

●	Adjusted EBITDA attributable to limited partners of $5.5 million for the three months ended December 31, 2017, compared to $5.3 million for the three months ended September 30, 2017, representing an increase of 3.3%. Adjusted EBITDA attributable to limited partners was $6.7 million for the fourth quarter of 2016 driven by the sponsor support and customer’s retroactive payment referred to above.

●	Distributable Cash Flow of $3.2 million for the three months ended December 31, 2017, compared to $3.4 million for the three months ended September 30, 2017. Distributable Cash Flow was $5.1 million for the fourth quarter of 2016 driven by the items referred to above and to the two additional saltwater disposal facilities that were in operation at that time.

●	A coverage ratio of 1.28x in the fourth quarter of 2017, compared to a coverage ratio of 1.37x in the third quarter of 2017, and a coverage ratio of 1.05x in the fourth quarter of 2016.

●	A leverage ratio of approximately 3.7x and an interest coverage ratio of 3.1x at December 31, 2017, pursuant to the terms of our existing credit facilities.

Calendar Year 2017:

●	Approximately 97% of our revenue and approximately 85% of our Adjusted EBITDA came from inspection and integrity services.

●	Our customer retention rate remains very high at over 98%.

●	In 2017, we accomplished these results despite having lost two saltwater disposal facilities to lightning strikes and fires. Both losses were insured and both facilities will reopen in 2018.

●	In the second half of 2017, we ceased doing business with a large Canadian customer who sought lower rates on basic inspection services; this adversely affected our revenues by approximately $7.8 million.

●	Revenue of $286.3 million for the year ended December 31, 2017, down 3.9% from revenue of $298.0 million in the prior year.

●	Gross margin of $33.6 million for the year ended December 31, 2017, down 5.3% from the gross margin of $35.5 million in the prior year.
●	Net loss of $1.9 million for the year ended December 31, 2017 (including impairment charges of $3.6 million), compared to a $9.2 million loss for the prior year (including impairment charges of $10.5 million).
●	Net income attributable to limited partners of $3.2 million for the year ended December 31, 2017 (including impairment charges of $2.8 million), compared to $1.6 million for the prior year (including impairment charges of $6.4 million).
●	Adjusted EBITDA of $16.6 million for the year ended December 31, 2017 (including non-controlling interests and amounts attributable to our general partner), down 15.9% from the Adjusted EBITDA of $19.8 million in the prior year. In 2017, the sponsor provided $4.1 million of support compared to $6.3 million in the prior year. Excluding sponsor support, Adjusted EBITDA was $14.9 million in 2017 and $16.0 million in 2016.
●	Adjusted EBITDA attributable to limited partners of $18.7 million for the year ended December 31, 2017, down 15.9% from Adjusted EBITDA attributable to limited partners of $22.2 million for the prior year.
●	Distributable Cash Flow of $10.0 million for the year ended December 31, 2017, down 35.5% from $15.5 million in the prior year.

Highlights include:

●	We sent an average of 1,101 inspectors per week to our customers for the fourth quarter of 2017, a decrease of 9.1% compared to 1,211 inspectors per week in the third quarter of 2017. This decrease is consistent with the seasonality of our business. The average number of inspectors we sent per week to customers was consistent year-over-year, as we sent an average of 1,093 inspectors per week to our customers in the fourth quarter of 2016, despite the fact we elected not to lower pricing with a major customer in Canada in the second half of 2017, leading to a decrease in our active number of inspectors in Canada of approximately 200 inspectors per week. Our focus on maintenance and integrity services and non-destructive examination continues to benefit our gross margins in comparison with our standard inspection work.

●	We disposed of 3.7 million barrels of saltwater during the fourth quarter of 2017 at an average revenue per barrel of $0.65, an increase of 20.8% compared with the disposal of 3.1 million barrels of saltwater at an average revenue per barrel of $0.68 for the third quarter of 2017. This also represented a 10.5% increase over the 3.4 million barrels of saltwater we disposed at an average revenue per barrel of $0.68 for the fourth quarter of 2016. It is important to note that this was accomplished with two facilities under reconstruction due to lightning strikes and fires in 2017.

●	Maintenance capital expenditures for the fourth quarter of 2017 were $0.2 million, compared to $0.2 million in the third quarter of 2017 and $0.1 million in the fourth quarter of 2016.

●	Our expansion capital expenditures during the year ended December 31, 2017 totaled $2.2 million and were primarily related to the construction of a gathering system at one of our saltwater disposal facilities in North Dakota, and to the purchase of new equipment to support our pipeline integrity businesses.

Looking forward:

●	We continue to pursue new customers, new projects as they are announced, and renew existing contracts. We are very pleased with the forty new customers added during 2017 that should benefit us in 2018 as activity ramps up. Our two new service lines should also benefit us in 2018, as the start-up phase associated with these lines is behind us.

●	Our Integrity Services business (hydrostatic testing) fourth quarter results improved over the prior quarter with a material increase in field personnel utilization. We have also improved our backlog approximately 982% from the end of 2016 to the end of 2017.

●	During the fourth quarter, approximately 91% of total water volumes came from produced water, and piped water represented approximately 41% of total water volumes. As commodity prices continue to improve and drilling activity increases, we expect to have operating leverage with our cost structure and minimal maintenance capital expenditure requirements as volumes increase. Private equity investors have been very active, acquiring acreage and production in the Bakken this year that will likely lead to increased new drilling activity. Recent research shows there are an estimated 500 drilled and uncompleted wells (“DUCs”) within a fifteen-mile radius of our facilities, 300 in North Dakota and 200 in the Permian. As prices continue to improve, we expect to benefit from the completion of these DUCs and other newly completed wells from both existing Bakken operators and many new private equity backed operators.

●	Our saltwater disposal facilities have substantial unused capacity to support growth with current utilization rates of approximately 25%. In the next thirty days, we anticipate completing the rebuild of our Delaware basin saltwater disposal facility near Orla, Texas, and plan to reopen a facility we own in the Bakken in the second quarter, both of which were struck by lightning in 2017.

●	We continue to evaluate several acquisition opportunities that CEH intends to pursue, with the expectation that these opportunities would be offered to CELP in the future as drop-down opportunities.

●	LIBOR interest rates have risen over the last quarter by approximately eleven basis points (and by almost seventy-five basis points compared to this time last year). This has increased our interest expense and negatively impacted our distributable cash flow and coverage ratios. Our materially lower level of debt will reduce our interest expense in 2018.

●	Our distributable cash flow will benefit from materially lower outstanding debt as a result of the new credit facility and the PIPE investment that should result in significantly lower overall interest costs.

CELP will file its annual report on Form 10-K for the year ended December 31, 2017 with the Securities and Exchange Commission tomorrow, March 23, 2018. CELP will also post a copy of the Form 10-K on its website at www.cypressenergy.com. Unitholders may receive a printed copy of the Annual Report on Form 10-K free of charge by contacting Investor Relations at Cypress Energy Partners, L.P., 5727 South Lewis Avenue, Suite 300, Tulsa, Oklahoma 74105, or emailing ir@cypressenergy.com.

CELP will host a conference call on Friday, March 23, 2018 at 10:00 am EDT (9:00 am CDT), to discuss its fourth quarter 2017 financial results. Analysts, investors, and other interested parties may access the conference call by dialing Toll-Free (US & Canada): (888) 419-5570 and using the passcode 354 960 89, or International Dial-In (Toll): +1 617-896-9871. An archived audio replay of the call will be available on the Investor section of our website at www.cypressenergy.com on Tuesday, March 27, 2018, beginning at 10:00 am EDT (9:00 am CDT).

Non-GAAP Measures:

CELP defines Adjusted EBITDA as net income (loss), plus interest expense, depreciation, amortization and accretion expenses, income tax expenses, impairments, non-cash allocated expenses, offering costs and equity-based compensation expense, less certain other unusual or non-recurring items. CELP defines Adjusted EBITDA attributable to limited partners as net income (loss) attributable to limited partners, plus interest expense attributable to limited partners, depreciation, amortization and accretion expenses attributable to limited partners, impairments attributable to limited partners, income tax expense attributable to limited partners, offering costs attributable to limited partners, non-cash allocated expenses attributable to limited partners and equity-based compensation expense attributable to limited partners, less certain other unusual or non-recurring items attributable to limited partners. CELP defines Distributable Cash Flow as Adjusted EBITDA attributable to limited partners excluding cash interest paid, cash income taxes paid, maintenance capital expenditures and certain other unusual or non-recurring items. Adjusted EBITDA and Distributable Cash Flow are supplemental, non-GAAP financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess the following: our operating performance as compared to those of other companies in the mid-stream sector, without regard to financing methods, historical cost basis or capital structure; the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; our ability to incur and service debt and fund capital expenditures; the viability of acquisitions and other capital expenditure projects; and the returns on investment of various investment opportunities. The GAAP measures most directly comparable to Adjusted EBITDA, Adjusted EBITDA attributable to limited partners, and Distributable Cash Flow are net income (loss) and cash flow from operating activities, respectively.  These non-GAAP measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures exclude some, but not all, items that affect the most directly comparable GAAP financial measure. Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow should not be considered an alternative to net income, income before income taxes, net income attributable to limited partners, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. CELP believes that the presentation of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow will provide useful information to investors in assessing our financial condition and results of operations. CELP uses Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow as a supplemental financial measure to both manage our business and assess the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner), to fund the cash distributions we expect to pay to unitholders, to evaluate our success in providing a cash return on investment, and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates and to determine the yield of our units, which is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships, as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Because adjusted EBITDA, adjusted EBITDA attributable to limited partners and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of these measures. Reconciliations of (i) Adjusted EBITDA to net income, (ii) Adjusted EBITDA attributable to limited partners and Distributable Cash Flow to net income attributable to limited partners, and (iii) Adjusted EBITDA to net cash provided by operating activities are provided below.

This press release includes “forward-looking statements.” All statements, other than statements of historical facts included or incorporated herein, may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements, and are subject to a number of risks and uncertainties. While CELP believes its expectations, as reflected in the forward-looking statements, are reasonable, CELP can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that can affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in CELP’s Annual Report filed on Form 10-K, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” CELP undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About Cypress Energy Partners, L.P.

Cypress Energy Partners, L.P. is a master limited partnership that provides essential midstream services, including pipeline inspection, integrity, and hydrostatic testing services to various energy companies and their vendors throughout the U.S. and Canada. Cypress also provides saltwater disposal and environmental services to upstream energy companies, and their vendors in North Dakota in the Bakken region of the Williston Basin, and West Texas in the Permian Basin. In all of these business segments, Cypress works closely with its customers to help them comply with increasingly complex and strict environmental and safety rules and regulations, and reduce their operating costs. Cypress is headquartered in Tulsa, Oklahoma.

Contact:	Cypress Energy Partners, L.P. Jeff Herbers, 918-947-5730 Chief Accounting Officer jeff.herbers@cypressenergy.com

CYPRESS ENERGY PARTNERS, L.P.

Consolidated Balance Sheets

As of December 31, 2017 and 2016

(in thousands, except unit data)

	December 31,	December 31,
	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$24,508	$26,693
Trade accounts receivable, net	41,693	38,482
Prepaid expenses and other	2,294	1,042
Assets held for sale	2,172	—
Total current assets	70,667	66,217
Property and equipment:
Property and equipment, at cost	22,700	22,459
Less: Accumulated depreciation	9,312	7,840
Total property and equipment, net	13,388	14,619
Intangible assets, net	25,477	29,624
Goodwill	53,435	56,903
Other assets	236	149
Total assets	$163,203	$167,512

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$3,757	$1,690
Accounts payable - affiliates	3,173	1,638
Accrued payroll and other	9,109	7,585
Liabilities held for sale	97	—
Income taxes payable	646	1,011
Current portion of long-term debt	136,293	—
Total current liabilities	153,075	11,924
Long-term debt	—	135,699
Deferred tax liabilities	—	362
Asset retirement obligations	143	139
Total liabilities	153,218	148,124

Owners’ equity:
Partners’ capital:
Common units (11,889,958 and 5,945,348 units outstanding at December 31, 2017 and 2016, respectively)	34,614	(7,722)
Subordinated units (5,913,000 units outstanding at December 31, 2016)	—	50,474
General partner	(25,876)	(25,876)
Accumulated other comprehensive loss	(2,677)	(2,538)
Total partners’ capital	6,061	14,338
Non-controlling interests	3,924	5,050
Total owners’ equity	9,985	19,388
Total liabilities and owners’ equity	$163,203	$167,512

CYPRESS ENERGY PARTNERS, L.P.

Consolidated Statements of Operations

For the Three Months and Years Ended December 31, 2017 and 2016

(in thousands, except unit and per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Revenues	$69,371	$70,406	$286,342	$297,997
Costs of services	60,096	59,977	252,739	262,517
Gross margin	9,275	10,429	33,603	35,480

Operating costs and expense:
General and administrative	5,042	5,048	21,055	21,853
Depreciation, amortization and accretion	882	1,176	4,443	4,861
Impairments	—	—	3,598	10,530
Gain on asset disposals, net	(665)	—	(570)	—
Operating income (loss)	4,016	4,205	5,077	(1,764)

Other income (expense):
Interest expense, net	(1,924)	(1,681)	(7,335)	(6,559)
Foreign currency gains (losses)	(92)	—	732	—
Other, net	77	99	199	356
Net income (loss) before income tax expense	2,077	2,623	(1,327)	(7,967)
Income tax expense	138	806	596	1,195
Net income (loss)	1,939	1,817	(1,923)	(9,162)

Net income (loss) attributable to non-controlling interests	180	399	(1,110)	(4,499)
Net income (loss) attributable to partners / controlling interests	1,759	1,418	(813)	(4,663)

Net loss attributable to general partner	(1,300)	(932)	(4,050)	(6,298)
Net income attributable to limited partners	$3,059	$2,350	$3,237	$1,635

Net income attributable to limited partners allocated to:
Common unitholders	$3,059	$1,177	$3,237	$819
Subordinated unitholders	—	1,173	—	816
	$3,059	$2,350	$3,237	$1,635

Net income per common limited partner unit:
Basic	$0.26	$0.20	$0.29	$0.14
Diluted	$0.25	$0.19	$0.29	$0.13

Net income per subordinated limited partner unit - basic and diluted	$—	$0.20	$—	$0.14

Weighted average common units outstanding:
Basic	11,889,957	5,944,676	11,151,646	5,934,226
Diluted	12,006,626	6,111,165	11,253,069	6,090,103

Weighted average subordinated units outstanding - basic and diluted	—	5,913,000	729,000	5,913,000

 Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended December 31,		Years ended December 31,
	2017	2016	2017	2016
		(in thousands)

Net income (loss)	$1,939	$1,817	$(1,923)	$(9,162)
Add:
Interest expense	1,924	1,681	7,335	6,559
Depreciation, amortization and accretion	1,167	1,434	5,545	5,788
Impairments	—	—	3,598	10,530
Income tax expense	138	806	596	1,195
Non-cash allocated expenses	—	932	1,750	3,798
Equity based compensation	(78)	257	1,059	1,086
Less:
Gain on asset disposals, net	665	—	588	—
Foreign currency gains (losses)	(92)	—	732	—
Adjusted EBITDA	$4,517	$6,927	$16,640	$19,794

Reconciliation of Net Income (Loss) Attributable to
Limited Partners to Adjusted EBITDA Attributable
to Limited Partners and Distributable Cash Flow

	Three Months ended December 31,		Years ended December 31,
	2017	2016	2017	2016
		(in thousands)

Net income attributable to limited partners	$3,059	$2,350	$3,237	$1,635
Add:
Interest expense attributable to limited partners	1,924	1,866	7,335	6,556
Depreciation, amortization and accretion attributable to limited partners	1,026	1,452	4,978	5,373
Impairments attributable to limited partners	—	—	2,823	6,409
Income tax expense attributable to limited partners	138	809	580	1,179
Equity based compensation attributable to limited partners	(78)	257	1,059	1,086
Less:
Gain on asset disposals, net	665	—	588	—
Foreign currency gains (losses) attributable to limited partners	(92)	—	732	—
Adjusted EBITDA attributable to limited partners	5,496	6,734	18,692	22,238

Less:
Cash interest paid, cash taxed paid and maintenance capital expenditures attributable to limited partners	2,294	1,659	8,674	6,717
Distributable cash flow	$3,202	$5,075	$10,018	$15,521

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Years ended December 31,
	2017	2016
	(in thousands)

Cash flows provided by operating activities	$8,253	$24,819
Changes in trade accounts receivable, net	3,406	(9,871)
Changes in prepaid expenses and other	1,332	(1,350)
Changes in accounts payable and accrued liabilities	(4,471)	(478)
Change in income taxes payable	365	(662)
Interest expense (excluding non-cash interest)	6,741	5,989
Income tax expense (excluding deferred tax benefit)	957	1,219
Other	57	128
Adjusted EBITDA	$16,640	$19,794

Operating Data
	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2017	2016	2017	2016

Total barrels of saltwater disposed (in thousands)	3,747	3,390	12,588	13,307
Average revenue per barrel	$0.65	$0.68	$0.67	$0.67
Water Services gross margins	51.8%	70.8%	58.5%	57.9%
Average number of inspectors	1,101	1,093	1,145	1,147
Average revenue per inspector per week	$4,500	$4,575	$4,499	$4,601
Pipeline Inspection services gross margins	11.0%	12.5%	10.0%	10.2%
Average number of field personnel	20	20	20	23
Average revenue per field personnel per week	$12,850	$9,549	$8,887	$11,577
Integrity Services gross margins	29.9%	25.4%	20.7%	16.9%
Maintenance capital expenditures (in thousands)	$169	$101	$481	$307
Expansion capital expenditures (in thousands)	$1,396	$316	$2,198	$844
Distributions (in thousands)	$2,498	$4,823	$9,985	$19,271
Coverage ratio	1.28x	1.05x	1.00x	0.81x